Pricing Supplement No. 4 dated May 30, 2000                 Rule 424(b)(3)
(To Prospectus dated May 10, 2000                           File No. 333-33644
and Prospectus Supplement dated May 10, 2000)

                           Colgate-Palmolive Company

                     Medium-Term Notes - Fixed Rate Notes

                                   Series D

    We are hereby offering to sell notes having the terms specified below to you with the assistance of The Williams Capital Group, L.P., acting as principal. The notes are being offered by The Williams Capital Group, L.P. at a fixed initial public offering price of 100.252392% of the principal amount.
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Principal Amount:          $3,300,000                             Original Issue Date:  June 1, 2000
Interest Rate:             7.95% per annum                        Net Proceeds to Colgate-Palmolive: $3,287,703.94
Stated Maturity Date:      June 1, 2010                           Agent's Discount or Commission:      $20,625.00

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Interest Payment Dates:    Colgate-Palmolive will pay interest on the notes in
                           U.S. dollars on the first day of June and December of each year, commencing December 1, 2000, up to June 1, 2010.

Redemption:                The notes may not be redeemed by Colgate-Palmolive
                           prior to the stated maturity date.

Optional Repayment:        The notes cannot be repaid at the option of the
                           holder thereof prior to the stated maturity date.

Specified Currency:        U.S. dollars

Form: The notes are being issued in fully registered book-entry form.

Other provisions:

Use of Proceeds:
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         The net proceeds from the sale of the notes will be used by
         Colgate-Palmolive to retire commercial paper which was issued by Colgate-Palmolive for general corporate purposes and working capital. As of May 30, 2000, Colgate-Palmolive's outstanding commercial paper had a weighted average interest rate of 6.45% with maturities ranging from 1 to 52 days.

Supplemental Plan of Distribution:
---------------------------------

         The sale of these notes is being made under the terms of and subject to the conditions of an agreement, dated as of June 1, 2000, between The Williams Capital Group, L.P. and Colgate-Palmolive Company.